EXHIBIT 99.1

                             SUMMIT LIFE CORPORATION


                                  NEWS RELEASE



July 20, 2001                                  For more information, contact
                                               James L. Smith, Chairman and CEO
                                               (405) 677-0781


                   o   NEW ACQUISITION ANNOUNCED BY SUMMIT LIFE

Highlight:        Summit Life's life  insurance  subsidiary  signs  agreement to acquire block of business from Texas insurer Presidential Life

Oklahoma City, OK, Wednesday, July 20, 2001 - Summit Life Corporation (OTC BB:SUMC) announced today that its wholly-owned subsidiary, Great Midwest Life Insurance Company, has executed an agreement to acquire 100% of the life insurance business presently owned by Presidential Life Insurance Company of Dallas, Texas. The acquired business consists primarily of individual life insurance business with policy reserves and annual premium of approximately $780,000 and $120,000, respectively.

Commenting on the acquisition, James L. Smith, Chairman and CEO of Summit, said, "We are excited by the acquisition of this block of business, which we believe will positively impact Great Midwest's earnings. The acquisition will more than triple our in-force policy count and increase the total assets of Great Midwest by approximately 10%, while increasing the total assets of Summit Life by approximately 9%." The acquisition, which is anticipated to close about August 1, 2001, is subject to the regulatory approval of the Texas Department of Insurance.

Summit is a life insurance holding company operating in both Texas and Oklahoma and writes life and annuity products.

With respect to Summit, this release includes "forward-looking statements" which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and Summit cannot give assurance that such statements will prove to be correct. Please refer to Summit Life Corporation's most recent Form 10-KSB for more information about the factors that could affect future results.




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